Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Taoping Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities
Equity	Ordinary Shares, no par value	Rule 457(c) and Rule 457(h)	10,000,000	$0.325	$3,250,000	0.0001531	$497.58
					Total Offering Amount:		$497.58
					Total Fee Offsets:		$0
					Net Fee Due:		$497.58

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant that become issuable under the Registrant’s 2024 Equity Incentive Plan (the “2024 Plan”) in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding ordinary shares of the Registrant. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2) Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price of the Registrant’s ordinary shares as reported on the NASDAQ Stock Market on December 5, 2024.